SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2005

mPHASE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-24969	22-2287503
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Identification No.)		Incorporation)

587 Connecticut Ave., Norwalk, CT 06854-0566
(Address of Principal Executive Offices) (ZIP Code)

Registrant's telephone number, including area code: (203) 838-2741

Item 8.01 - Other Events

See Press Release dated September 28, 2005

Lucent Technologies Bell Labs and mPhase Technologies Announce Milestone in Magnetometer Development

MURRAY HILL, N.J. & LITTLE FALLS, N.J.--(BUSINESS WIRE)--Sept. 28, 2005--Lucent Technologies (NYSE:LU) Bell Labs and mPhase Technologies (OTC:XDSL) today announced a milestone in their joint magnetometer project with the development of an un-cooled metal detector prototype. This prototype is the first working metal detector using technology pioneered by Bell Labs, and is a significant step towards the development of a device that will be theoretically 1000 times more magnetically sensitive than comparable solutions available on the market today.

Magnetometers detect changes or disturbances in magnetic fields and derive information such as presence, size, location and orientation of objects, such as metal, that have magnetic properties.

mPhase has licensed this magnetometer technology from Bell Labs and is working to commercialize the new class of magnetometers for use as un-cooled ultra-sensitive sensors for a host of possible defense and civilian applications including automated battlefield sensors and integrated compass and direction functionality in handheld devices.

The joint announcement was made at this week's Technology Review Emerging Technologies Conference at MIT.

"This is a disruptive technology," said Ron Durando, CEO, mPhase Technologies. "These magnetometers can be used in metal detection and perimeter security applications for defense and homeland security. They can also be used in healthcare systems and retail security detection like RFID tags."

"Bell Labs advanced nanotechnology and MEMS research and manufacturing capability position us to deliver cutting edge applications and products either directly or through our partnerships," said Dave Bishop, vice president of Physical Research for Bell Labs. "Our close working relationship with mPhase is a first step towards the commercialization of this promising technology."

The most sensitive of commercially-available magnetometers, called Superconducting Quantum Interference Devices (SQUIDs) can measure extremely small magnetic fields, such as the flux or force of magnetism on a single human red blood cell with a diameter about 7 microns. In practice, this level of sensitivity is only possible at the temperature where liquid helium boils, 455 degrees below zero Fahrenheit, limiting the applications in which they can be used.

This magnetometer prototype, which incorporates Bell Labs-designed micro-electromechanical systems (MEMS), requires no cooling to achieve very high magnetic sensitivity. Additionally, as the sensing component is manufactured through a silicon-based process, production costs are expected to be significantly lower than with traditional magnetometers.

"We are planning to develop devices with applications in defense and commercial markets that were previously not practical with current technology," Durando said. "There are a number of companies interested in working with us across a range of new applications made possible by the size and sensitivity breakthrough."

mPhase is a Showcase exhibitor at the 5th Annual Emerging Technology Conference, the premiere conference for innovators and key leaders in technology and business held on MIT's Cambridge, Mass. campus September 28-29, 2005. "We are very excited to have mPhase, a leading nanotechnology company and a pioneer in the field as a member of the Showcase," commented Vincent Caprio, Event Director for NanoBusiness 2005 and The Emerging Technologies Conference at MIT.

About mPhase Technologies, Inc.

mPhase Technologies Inc. (OTC: XDSL) develops and commercializes next-generation telecommunications and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. The company, awarded the 2005 Frost & Sullivan Excellence in Technology Award, is bringing nanotechnology out of the laboratory and into the market with a planned innovative long life power cell. Additionally, the company is working on prototype ultra-sensitive magnetometers that promise up to a 1,000-fold increase in sensitivity as compared with available uncooled sensors.

More information is available at the mPhase Web site at www.mPhaseTech.com.

About Bell Labs

Bell Labs, the R&D division of Lucent Technologies, is the leading source of new communications technologies. It has generated more than 30,000 patents since 1925 and has played a pivotal role in inventing or perfecting key communications technologies, including transistors, digital networking and signal processing, lasers and fiber-optic communications systems, communications satellites, cellular telephony, electronic switching of calls, touch-tone dialing, and modems. Bell Labs scientists have received eleven Nobel Prizes in Physics, nine U.S. National Medals of Science and eight U.S. National Medals of Technology(R). For more information about Bell Labs, visit its Web site at www.bell-labs.com.

About Lucent Technologies

Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent's customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit http://www.lucent.com.

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of both companies in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the companies have no control.

CONTACT:

Lucent Technologies/Bell Labs:
Peter Benedict
908-582-7710 (office)
908-489-4373 (mobile)
pbenedict@lucent.com
or
mPhase Technologies:
Sam Gronner, TMI
201-592-7896 (office)
sam@technovative.com

SOURCE; mPhase Technologies

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mPHASE TECHNOLOGIES

By:	/s/ Martin S. Smiley
Martin S. Smiley
Executive Vice President,
Chief Financial Officer and
General Counsel

Date: September 30, 2005